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                                                                     EXHIBIT 5.1

                                  June 17, 2002

Board of Directors
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Dear Sirs:

     I am acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance and sale of up to 8,000,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), reserved for issuance under the Company's Amended and Restated 2000 Stock Incentive Plan (the "Plan"), in addition to the 6,800,000 shares of Common Stock originally reserved under the Plan and previously registered on the Company's Registration Statement on Form S-8 (File No. 333-38608), as adjusted to reflect the two-for-one stock split effective May 10, 2002. This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

     In my representation of the Company, I have examined the Registration Statement, the Plan, the Company's Amended and Restated Certificate of Incorporation and By-Laws, as amended to date, certain actions of the Company's Board of Directors recorded in the Company's minute book, the form of certificate evidencing the Shares and such other documents as I have considered necessary for purposes of rendering the opinion expressed below.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, subject to the issuance of such Shares in accordance with the provisions of the Plan, the Shares, when issued, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     The opinions expressed herein are limited to the laws of the State of North Carolina, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the Act. I am a member of the Bar of the State of New Jersey and, although I am not a member of the Bar of the State of Delaware or the Bar of the State of North Carolina, I have made such examination of the laws and regulations of the State of Delaware and of the State of North Carolina as I have deemed necessary to make the opinions set forth herein.

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     I hereby consent to the use of this opinion letter as Exhibit 5.1 to the
Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/ Bradford T. Smith

                                           Bradford T. Smith
                                           Executive Vice President, Chief Legal
                                           Counsel and Secretary